Exhibit 99


Contacts:   Media:  James Mahoney               Investor:   Thomas R. Rice
                    (617) 346-5472                          (617) 346-0148

                          FLEET FINANCIAL GROUP REPORTS
                     FIRST QUARTER EARNINGS OF $264 MILLION


      Boston, Massachusetts, April 17, 1996: Fleet Financial Group, Inc. (FLT-NYSE) today reported net income of $263.8 million for the first quarter of 1996, or $0.94 per common share, compared with $226.0 million, or $0.82 per common share earned in the first quarter of 1995. Return on average assets and return on average common equity for the first quarter of 1996 were 1.41% and 16.96%, respectively, compared with 1.14% and 16.24%, respectively, for the first quarter of 1995.

      Terrence Murray, Fleet's president and chief executive officer, expressed his satisfaction with the continuing favorable trends evident in the quarter, "Fleet's earnings were up 17 percent relative to last year's first quarter, and we have barely started to see the momentum we expect once the full integration of recent acquisitions is achieved. In light of the recent regulatory approvals regarding the NatWest acquisition, our plans for the financial contribution from this acquisition are about to become a reality."

      Fleet's chief financial officer, Eugene M. McQuade, said that Fleet's full financial momentum was partially hidden in the first quarter by the implementation of a balance sheet restructuring initiated in anticipation of the pending NatWest acquisition. "Assets were reduced by $12 billion in the quarter to accommodate the assets of NatWest." said Mr. McQuade. "The opportunity cost of operating with a temporarily lower level of assets restrained earnings for the quarter." Mr. McQuade also noted that 64 branches and $1.8 billion in loans were divested in the quarter as part of the Shawmut merger agreement.

      "We were conservative in our market timing, with respect to the balance sheet restructuring, and we captured some benefits by selling the assets before interest rates moved up later in the quarter," Mr. McQuade added. "This strategy worked very well, producing $10.9 million in gains which would have been lost had we waited until later in the quarter to act. In similar fashion, the early actions to raise preferred stock for the NatWest acquisition created a modest cost in the first quarter. But the attractive terms achieved by timing the markets when we did will generate a rapid payback," Mr. McQuade continued.

      Joel B. Alvord, Fleet's chairman, commented on the significant progress made in the quarter, "The integration of Shawmut's operations is proceeding according to plan. The financial benefits from these efforts are expected to build steadily as our operations become fully integrated during the course of the year. We are especially pleased that this significant undertaking, involving the coordinated efforts of thousands of people, is being executed on




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schedule. As had been our goal from the start, we are achieving this integration with minimal disruption to our customers."

      Mr. Murray offered some additional thoughts on Fleet's plans for cost savings as the integration of Shawmut's operations progresses, "The consolidation of 169 branches, as well as our most significant system conversions, are planned for the second quarter. The preparations for this process added to Fleet's noninterest expense levels in the first quarter. These initiatives will begin to produce savings as early as our second quarter."

INCOME STATEMENT

      Net interest income totaled $732 million during the first quarter of 1996 compared to $747 million during the fourth quarter of 1995. The $15 million decrease in net interest income is principally attributable to the divesting of approximately $1.8 billion of loans and $2.3 billion of deposits as part of the Shawmut merger, as well as the Corporation's strategic decision to restructure its balance sheet in anticipation of the NatWest acquisition. The Corporation reported a higher net interest margin of 4.43%, an increase of 43 basis points over the 4.00% recorded in the fourth quarter of 1995, which reflected the balance sheet restructuring implemented during the quarter. The restructuring included a reduction of lower-yielding securities and higher-cost short-term borrowings.

      First quarter provision for credit losses was $35 million compared to $20 million in the prior year's first quarter. Net charge-offs for both the first quarter of 1996 and 1995 amounted to $60 million. Nonperforming assets increased in the first quarter to $553 million from $499 million at December 31, 1995, the increase not being concentrated in any specific portfolio. The reserve for loan losses has remained relatively level at $1.3 billion at both March 31, 1996 and December 31, 1995.

      Noninterest income in the first quarter totaled $519 million compared to $402 million for the same period in 1995, an increase of 29%. This increase in noninterest income is primarily attributable to $60 million of pre-tax gains relating to branch divestitures as a result of the Shawmut merger ($24 million after-tax), an $18 million increase in noninterest income at Fleet Private Equity as the value of their investments has continued to increase, and a $21 million increase in mortgage banking revenue as a result of higher servicing revenue and strong mortgage production activity.

      Noninterest expense in the first quarter of 1996 totaled $758 million, a reduction of $6 million, compared to the $764 million during the first quarter of 1995, despite the acquisitions completed during the first half of 1995 of Plaza Mortgage, Barclays Business Credit, Northeast Bancorp, and New Bedford Bancorp. The first quarter of 1995 includes a $37 million restructuring charge recorded in connection with the Shawmut merger. The first quarter of 1996 also saw an increase in merger-related expenses in the form of merger integration costs of $13 million pertaining to the Shawmut merger, and a $17 million increase in mortgage servicing rights amortization.

      Total assets at March 31, 1996 were $72.1 billion, while total loans and leases were $47.6 billion at the same date, compared with $84.4 billion of total assets and $51.5 billion of loans and leases at December 31, 1995. Total assets and loans and leases were $81.9 billion and $50.5 billion, respectively, at March 31, 1995. Loans and leases decreased from December 31, 1995, primarily as a result of the Corporation divesting $1.8 billion of loans in conjunction with the Shawmut merger as well as a general reduction in loans, primarily mortgages, as part of the restructuring for the NatWest acquisition. The investment securities portfolio decreased $9.2 billion from $19.3 billion at December 31, 1995 to $10.1 billion at March 31, 1996, as part of the aforementioned balance sheet restructuring program. Stockholders' equity amounted to $6.84 billion at March 31, 1996, and $6.37 billion at December 31, 1995, an increase of $479 million. The increase is primarily attributable to the issuance of $425 million of preferred stock during the first quarter.



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                              FLEET FINANCIAL GROUP
                              FINANCIAL HIGHLIGHTS


                                                     THREE MONTHS ENDED

                                               March 31, 1996    March 31, 1995
                                               --------------    --------------
FOR THE PERIOD ($ IN MILLIONS)
Net income                                          $    264            $   226
Net interest income                                      732                769
Provisions for credit losses                              35                 20

PER COMMON SHARE
Fully diluted earnings                              $   0.94            $  0.82
Market value (period-end)                              40.50              32.38
Cash dividends declared                                 0.43               0.40
Book value (period-end)                                22.90              22.49

AT QUARTER-END ($ IN MILLIONS)
Assets                                              $ 72,123            $81,862
Loans and leases                                      47,559             50,475
Deposits                                              50,121             53,436
Total stockholders' equity                             6,844              6,164

OPERATING RATIOS
Return on average assets                                1.41%              1.14%
Return on common equity                                16.96              16.24

Return on realized common equity                       17.08              15.60
Net interest margin                                     4.43               4.27
Total equity/assets (period-end)                        9.49               7.53
Tier 1 risk-based capital ratio (Estimated)              9.2                8.4
Total risk-based capital ratio (Estimated)              13.0               12.4

ASSET QUALITY ($ IN MILLIONS)
Nonperforming assets                                  $  553            $   819
Nonperforming assets as a % of loans, leases            1.16%              1.62%
Nonperforming assets as a % of total assets             0.77               1.00
Nonperforming loans to period-end loans                 1.05               1.42
Reserve for credit losses to period-end loan            2.71               3.02

RESERVE FOR CREDIT LOSSES ($ IN MILLIONS)
Beginning reserve for credit losses                 $  1,321            $ 1,496
Provision for credit losses                               35                 20
Gross charge-offs                                        (83)               (83)
Recoveries                                                23                 23
Acquisition/other                                         (9)                69
Ending reserve for credit losses                       1,287              1,525